AMENDMENT TO ASSET PURCHASE AGREEMENT

This AMENDMENT TO ASSET PURCHASE AGREEMENT, dated January 30, 2015, (the “Amended Agreement”), is intended to amend that certain Asset Purchase Agreement dated November 7, 2014 (the “Original Agreement”), by and among Amarantus Bioscience Holdings, Inc., a Nevada corporation (“Amarantus”), Regenicin, Inc., a Nevada corporation (“Regenicin”), Clark Corporate Law Group, LLP (fka Cane Clark, LLP, hereinafter “CCLG”), and Gordon & Rees, LLP (“Gordon & Rees”), but only as to the rights and obligations of Amarantus, Regenicin and CCLG (the “Affected Parties”). As a result, the only signatories to this Amended Agreement shall be the Affected Parties.

RECITALS

WHEREAS, the Affected Parties wish to amend the Original Agreement as to the terms identified herein, but to leave the remaining document in full force and effect, without other alteration;

NOW THEREFORE, in consideration for the mutual covenants, agreements and representations and warranties contained herein and the Original Agreement, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE I -- Terms of Transaction

Paragraph 1.2 (a) of the Original Agreement shall be amended to read, in its entirety, as follows:

1.2  Purchase Price.

(a)    In exchange for the sale and conveyance of the Purchased Assets as recited in Section 1.1 hereof, and in reliance upon the covenants, agreements and representations and warranties contained herein, Amarantus shall pay to Regenicin aggregate cash consideration of US$3,600,000 (Three Million Six Hundred Thousand United States Dollars) (the “Purchase Price”). The Purchase Price shall be paid as follows:

(1) On the Closing Date: US$300,000 (Three Hundred Thousand United States Dollars) to Regenicin, and US$200,000 (Two Hundred Thousand Dollars) to CCLG;

(2) On or before December 31, 2014: US$150,000 (One Hundred Fifty Thousand United States Dollars) to Regenicin, and US$100,000 (One Hundred Thousand Dollars) to CCLG;

(3) On January 31, 2015: US$75,000 (Seventy Five Thousand United States Dollars) to Regenicin, and US$25,000 (Twenty Five Thousand United States Dollars) to CCLG;

(4) On February 10, 2014: US$250,000 (Two Hundred Fifty Thousand United States Dollars) to Regenicin; and

(5) On February 20, 2014: US$2,300,000 (Two Million Three Hundred Thousand United States Dollars) to Regenicin, and US$200,000 (Two Hundred Thousand United States Dollars) to CCLG (collectively the “Payment Date”).

1.3 Litigation Costs.

Paragraph 1.3 shall be amended to add, in addition to the paragraph already contained in the Original Agreement, the following provision:

“On or before February 10, 2014, if there has been no extension of time to file with the Court in regard to the order to show cause currently pending before the Court in the Lonza Litigation, the Affected Parties shall instruct Gordon and Rees or such attorneys as they mutually agree, to prepare a response as required by the Court. This response shall be prepared at Amarantus’ sole expense and cost, and filed on time with the Court, unless the matter is continued prior to the due date of said response.”

All other terms not identified herein shall remain unchanged.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.

AMARANTUS BIOSCIENCE HOLDINGS, INC.

By: /s/ Robert Farrell

Name: Robert Farrell

Title: Chief Financial Officer

REGENICIN, INC.

By: /s/ Randall E. McCoy

Name: Randall E. McCoy

Title: Chief Executive Officer

CLARK CORPORATE LAW GROUP

By: /s/ Authorized Signatory

Name: Authorized Signatory

Title: Manager

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